Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Zurn Elkay Water Solutions Corporation:
(1)Form S-8 No. 333-279111 pertaining to the Zurn Water Solutions Corporation Employee Stock Purchase Plan
(2)Form S-8 Nos. 333-180450, 333-212811, 333-232900, 333-260107, and 333-266337 pertaining to the Zurn Elkay Water Solutions Corporation Performance Incentive Plan, and
(3)Form S-8 No. 333-197444 pertaining to the Zurn Elkay Water Solutions Corporation 401(k) Plan
of our reports dated February 10, 2025, with respect to the consolidated financial statements and schedule of Zurn Elkay Water Solutions Corporation and the effectiveness of internal control over financial reporting of Zurn Elkay Water Solutions Corporation included in this Annual Report (Form 10-K) of Zurn Elkay Water Solutions Corporation for the year ended December 31, 2024.
/s/ Ernst & Young LLP

Milwaukee, Wisconsin
February 10, 2025